Exhibit 23.4

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Celanese Corporation of our report dated February 8, 2012 (which expresses an unqualified opinion and includes an explanatory paragraph relating to differences between accounting principles generally accepted in Saudi Arabia and accounting principles generally accepted in the United States of America), relating to the financial statements of National Methanol Company (Ibn Sina) as of December 31, 2011 and for the year then ended appearing in the December 31, 2011 Annual Report on Form 10-K of Celanese Corporation.

/s/ BDO DR. MOHAMED AL-AMRI & CO.

Dammam, Saudi Arabia
April 25, 2012